EXHIBIT 23(G)



                        CONSENT OF LEHMAN BROTHERS INC.



     We hereby consent to the inclusion in the Proxy Statement/Prospectus forming part of this Registration Statement of our opinion dated on November 1, 1996 to the Board of Directors of South West Property Trust Inc., attached as Appendix II-B to such Proxy Statement/Prospectus, and the references to such opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and we do not thereby admit that we are experts with respect to any part of this Registration Statement within the meaning of the term "expert" as used in the Securities Act.



By: /s/________SPENCER B. HABER________



LEHMAN BROTHERS
New York, New York
November 1, 1996